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Prospectus Supplement No. 6                     Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 6, 2001              File No. 333-62234


                                 CEPHALON, INC.

           $400,000,000 5-1/4 CONVERTIBLE SUBORDINATED NOTES DUE 2006

      This document supplements information contained in that certain prospectus of Cephalon, Inc. dated August 6, 2001, as amended and supplemented from time to time, relating to the potential resale from time to time of $400,000,000 5-1/4 Convertible Subordinated Notes due 2006 and 5,405,405 shares of common stock by the selling securityholders identified in the prospectus and any prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

      The following table supplements, or amends, as noted, the information set forth in the prospectus under the caption "Selling Securityholders" with respect to:

            - the principal amount of notes beneficially owned by each selling securityholder and the maximum principal amount that each may offer, and

            - the number of shares of common stock issued upon conversion of the notes that each selling securityholder may sell under the prospectus, as amended or supplemented.


                                                    PRINCIPAL       NUMBER OF
                                                    AMOUNT OF     COMMON SHARES
                                                      NOTES       ISSUED UPON
                                                   BENEFICIALLY   CONVERSION THAT
NAME OF SELLING SECURITYHOLDER(1)                    OWNED(2)     MIGHT BE SOLD
---------------------------------                    --------     -------------
The following information supplements the
 information set forth in the prospectus
 originally filed or as previously amended
 or supplemented:

American Motorist Insurance Company                   469,000         6,337
Arapahoe County Colorado                               46,000           621
City of New Orleans                                   189,000         2,554
City University of New York                           113,000         1,527
Grady Hospital Foundation                              99,000         1,337
Municipal Employees                                   100,000         1,351
New Orleans Firefighters Pension/Relief Fund          103,000         1,391
Occidental Petroleum Corporation                      193,000         2,608

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
Policemen and Firemen Retirement System
 of the City of Detroit                               495,000         6,689
Promutual                                             561,000         7,581
Raytheon Master Pension Trust                         179,000         2,418
Shell Pension Trust                                   214,000         2,891
State of Maryland Retirement Agency                 2,390,000        32,297
1976 Distribution Trust FBO A. R.
 Lauder/Zinterhofer                                     6,000            81
1976 Distribution Trust FBO Jane A. Lauder             12,000           162
2000 Revocable Trust FBO A. R.
 Lauder/Zinterhofer                                     6,000            81

The following information amends the
 information set forth in the prospectus
 originally filed or as previously amended or supplemented:

Deutsche Banc Alex Brown Inc.                       7,228,000        97,675
Nicholas Applegate Convertible Fund                 1,793,000        24,229

(1) The information set forth herein is as of October 11, 2001 and will be updated as required.


(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is October 11, 2001.